INVESTMENT ADVISORY AGREEMENT
 THE FINITE SOLAR FINANCE FUND

This INVESTMENT ADVISORY AGREEMENT, dated and effective as of October __, 2021 (the “Agreement”), is between Finite Management, LLC, a Delaware limited liability company (the “Adviser”) and The Finite Solar Finance Fund, a Delaware statutory trust (the “Fund”).

In consideration of the mutual covenants contained in this Agreement, it is agreed as follows:

1.
Appointment of Investment Adviser.  The Fund appoints the Adviser as investment adviser with respect to the Fund’s assets for the period and on the terms set forth in this Agreement, and the Adviser accepts such appointment.

2.	Authority and Duties of the Adviser.

(a)
The Adviser agrees to furnish continuously an investment program for the Fund. In this regard the Adviser will manage the investment and reinvestment of the Fund’s assets, determine what investments will be purchased, held, sold or exchanged by the Fund and what portion, if any, of the assets of the Fund will be held uninvested, and continuously review, supervise and administer the investment program of the Fund.

(b)
The Fund constitutes and appoints the Adviser as the Fund’s true and lawful representative and attorney-in-fact, with full power of delegation (to any one or more permitted sub-advisers), in the Fund’s name, place and stead, to make, execute, sign, acknowledge and deliver all subscription and other agreements, contracts and undertakings on behalf of the Fund as the Adviser may deem necessary or advisable for implementing the investment program of the Fund by purchasing, selling and redeeming its assets and placing orders for such purchases and sales. Any delegation of duties pursuant to this paragraph shall comply with all applicable provisions of Section 15 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the rules thereunder, except to the extent otherwise permitted by any exemptive order of the Securities and Exchange Commission, or similar relief.

(c)
The Fund may delegate to the Adviser, subject to revocation at the discretion of the Board of Trustees of the Fund, the responsibility for voting proxies relating to the Fund’s portfolio securities pursuant to written proxy voting policies and procedures established by the Adviser. The Adviser agrees to provide a copy of its proxy voting policy to the Fund prior to the execution of this Agreement, and any amendments thereto promptly.

(d)
The Adviser agrees that it will discharge its responsibilities under this Agreement subject to the supervision of the Board of Trustees of the Fund and in accordance with the terms hereof, the Fund’s Agreement and Declaration of Trust and Bylaws, the investment objectives, policies, guidelines and restrictions of the Fund, the Investment Company Act, the applicable rules and regulations of the Securities and Exchange Commission and other applicable federal and state laws, and any policies determined by the Fund’s Board of Trustees, all as from time to time in effect.

(e)
Subject to the prior approval of a majority of the Trustees, including a majority of the Trustees who are not “interested persons” of the Fund and, to the extent required by the Investment Company Act and the rules and regulations thereunder, subject to any applicable guidance, exemptive order or interpretation of the Securities and Exchange Commission or its staff, by the shareholders of the Fund, the Adviser may, from time to time, delegate to a sub-adviser any of the Adviser’s duties under this Agreement, including the management of all or a portion of the assets being managed. In all instances, however, the Adviser must oversee the provision of delegated services, the Adviser must bear the separate costs of employing any sub-adviser (provided that the Fund will remain responsible for its own expenses, as described in Section 4 below), and no delegation will relieve the Adviser of any of its obligations under this Agreement.

(f)
The Adviser will make available, without expense to the Fund, the services of such of its officers, directors and employees as may be duly elected officers or trustees of the Fund, subject to the individual consent of such persons to serve and to any limitations imposed by law.

(g)
The Adviser represents and warrants that it is duly registered and authorized as an investment adviser under the Investment Advisers Act of 1940, as amended, and the Adviser agrees to maintain effective all requisite registrations, authorizations and licenses, as the case may be, until the termination of the Agreement.

(h)
The Adviser represents and warrants that it is adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Fund with a copy of the code and evidence of its adoption. Within 45 days of the last calendar quarter of each year while this Agreement is in effect, the Adviser will provide to the Board of Trustees of the Fund a written report that describes any issues arising under the code of ethics since the last report to the Board of Trustees, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that the Adviser has adopted procedures reasonably necessary to prevent access persons (as that term is defined in Rule 17j-1) from violating the code.

(i)
The Adviser agrees to treat all records and other information relating to the Fund and the securities holdings of the Fund as confidential and shall not disclose any such records or information to any other person unless (i) the Board of Trustees of the Fund has approved the disclosure or (ii) such disclosure is compelled by law. In addition, the Adviser and its officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Fund, as a result of disclosing the Fund’s portfolio holdings. The Adviser agrees that, consistent with its Code of Ethics, neither it nor its officers, directors or employees may engage in personal securities transactions based on nonpublic information about the Fund's portfolio holdings.

(j)
The Adviser shall provide at least sixty (60) days' prior written notice to the Fund of any change in the ownership or management of the Adviser, or any event or action that may constitute a change in “control,” as that term is defined in Section 2 of the Investment Company Act. The Adviser shall provide prompt notice of any change in the portfolio manager(s) responsible for the day-to-day management of the Fund.

3.	Fees.

The Fund will pay to the Adviser, as compensation for the services rendered, facilities furnished, and expenses borne by the Adviser hereunder, a management fee (“Management Fee”). The Management Fee is payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Fund’s Board of Trustees may determine and specify in writing to the Adviser. The Management Fee is calculated at the annual rate of 1.25% of the Fund’s average daily Managed Assets. For purposes of this Agreement, “Managed Assets” includes the value of all securities, loans and the amount of any leverage (portfolio or structural) the Fund may have, minus operating expenses of the Fund. In the event the Adviser is not acting as such for an entire month, the Management Fee payable by the Fund for the month shall be prorated to reflect the portion of the month in which the Adviser is acting as such under this Agreement. For the avoidance of doubt, the Adviser may, within its discretion, waive and/or otherwise limit any portion of its fees for any time period and may recoup such waived fees in subsequent periods as may be disclosed to shareholders and approved by the Board from time to time.

4.	Expenses.

(a)
Other than as specifically indicated in this Agreement, the Adviser shall not be required to pay any expenses of the Fund. The Adviser shall bear its own operating and overhead expenses attributable to its duties hereunder (such as salaries, bonuses, rent, office and administrative expenses, depreciation and amortization, and auditing expenses); provided, however, that the Fund may bear all or a portion of the expenses related to the Fund’s chief compliance officer, as may be approved by the Board from time to time. The Fund is not responsible for the overhead expenses of the Adviser.

(b)
The Fund will bear all of the legal and other out-of-pocket expenses incurred in connection with the organization of the Fund and the offering of its shares. The Fund will bear all of its own expenses, including, but not limited to, ordinary administrative and operating expenses, including the Management Fee and all expenses associated with the pricing of Fund assets; risk management expenses; ordinary and recurring investment expenses, including all fees and expenses directly related to portfolio transactions and positions for the Fund’s account (including brokerage, clearing, and settlement costs), custodial costs, and borrowing costs (such as (a) interest and (b) divided expenses on securities sold short); professional fees (including, without limitation, expenses of consultants, experts, and specialists); fees and expenses in connection with repurchase offers and any repurchases or redemptions of Fund shares of beneficial interest; compensation of members of the Fund’s Board of Trustees who are not directors, officers or employees of the Adviser or of any “affiliated person” (other than a registered investment company) of the Adviser; insurance expenses; legal expenses; accounting and auditing expenses incurred in preparing, printing and delivering all reports (including such expenses incurred in connection with any Fund document) and tax information for shareholders and regulatory authorities; and all filing costs, fees, travel expenses and any other expenses which are directly related to the investment of the Fund’s assets. The Fund will pay any extraordinary expenses it may incur, including any litigation expenses. Nothing in this paragraph 4(b) shall limit the generality of the first sentence of paragraph 4(a) of this Agreement. As used in this Agreement, the term “affiliated person” has the meaning set forth in the Investment Company Act.

(c)
The Adviser will place orders either directly with the issuer or with brokers or dealers selected by the Adviser. In the selection of such brokers or dealers and the placing of such orders, the Adviser will use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Adviser, bearing in mind the Fund’s best interests at all times, will consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. The Adviser will not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Fund and/or to other clients of the Adviser as to which the Adviser exercises investment discretion. In no instance, however, will the Fund’s securities be purchased from or sold to the Adviser, or any “affiliated person” thereof, except to the extent permitted by the Securities and Exchange Commission or by applicable law.

5.	Other Activities and Investments.

(a)
The Adviser and its affiliates and any of their respective members, partners, officers, and employees shall devote so much of their time to the affairs of the Fund as in the judgment of the Adviser the conduct of its business shall reasonably require, and none of the Adviser or its affiliates shall be obligated to do or perform any act or thing in connection with the business of the Fund not expressly set forth herein.

(b)
The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser is free to render similar services to others so long as its services to the Fund are not impaired thereby. To the extent that affiliates of, or other accounts managed by, the Adviser invest in underlying funds or other investment opportunities that limit the amount of assets and the number of accounts that they will manage, the Adviser may be required to choose between the Fund and other accounts or affiliated entities in making allocation decisions. The Adviser will make allocation decisions in a manner it believes to be equitable to each account. It is recognized that in some cases this may adversely affect the price paid or received by the Fund or the size or position obtainable for or disposed by the Fund. Nothing herein contained in this Section 5 shall be deemed to preclude the Adviser or its affiliates from exercising investment responsibility, from engaging directly or indirectly in any other business or from directly or indirectly purchasing, selling, holding or otherwise dealing with any securities of underlying funds or other investment opportunities for the account of any such other business, for their own accounts, for any of their family members or for other clients.

(c)
It is understood that the Adviser and any person controlled by or under common control with the Adviser may have an interest in the Fund. It is also understood that the Adviser and any person controlled by or under common control with the Adviser may have advisory, management, service or other contracts with other organizations and persons and may have other interests and business.

6.	Reports and Other Information.

(a)
The Fund and the Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information, reports and certification with respect to their affairs as each may reasonably request. The Adviser further agrees to furnish to the Fund, if applicable, the same such documents and information, reports and certifiacations pertaining to any sub-adviser as the Fund may reasonably request.

(b)
Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and 31a-2 under the Investment Company Act which are prepared or maintained by the Adviser (or any sub-adviser) on behalf of the Fund are the property of the Fund and will be surrendered promptly to the Fund on request. The Adviser further agrees to preserve the necessary records for the periods prescribed in Rule 31a-2 under the Investment Company Act.

7.	Scope of Liability; Indemnification.

(a)
In the absence of willful misfeasance, bad faith or gross negligence on the part of the Adviser, or reckless disregard of its obligations and duties hereunder, the Adviser shall not be subject to any liability to the Fund or to any shareholder of the Fund, for any act or omission in the course of, or connected with, rendering services hereunder. The Fund shall, to the fullest extent permitted by law, indemnify and save harmless the Adviser, its affiliates and any of their respective partners, members, directors, officers, employees or shareholders (the “Indemnitees”) from and against any and all claims, liabilities, damages, losses, costs and expenses, that are incurred by any Indemnitee and that arise out of or in connection with the performance or non-performance of or by the Indemnitee of any of the Indemnitee’s responsibilities hereunder, provided that an Indemnitee shall be entitled to indemnification hereunder only if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Fund; provided, further, that no Indemnitee shall be indemnified against liability or expense is incurred by reason of the Indemnitee’s willful misfeasance, bad faith, or gross negligence or reckless disregard of such Indemnitee’s obligations hereunder (“disabling conduct”). An Indemnitee is entitled to indemnification hereunder only upon (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Indemnitee was not liable by reason of disabling conduct or, (ii) in the absence of such a decision, a reasonable determination, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that the Indemnitee was not liable by reason  of disabling conduct, by either (A) the vote of a majority of the Trustees who are not parties to the proceeding or (B) legal counsel selected by a vote of a majority of the Board, further provided that such counsel’s determination be written and provided to the Board. In addition, with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnitee was authorized by a majority of the full Board of Trustees.

(c)
Expenses, including reasonable counsel fees incurred by the Indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), shall be paid from time to time by the Fund in advance of the final disposition of a proceeding upon receipt by the Fund of an undertaking by or on behalf of the Indemnitee to repay amounts so paid to the Fund if it is ultimately determined that indemnification of such expenses is not authorized under this Agreement. As used in this Agreement, the term “interested person” shall have the same meaning set forth in the Investment Company Act.

8.	Independent Contractor.

For all purposes of this Agreement, the Adviser shall be an independent contractor and not an employee or dependent agent of the Fund; nor shall anything herein be construed as making the Fund a partner or co-venturer with the Adviser or any of its affiliates or clients. Except as provided in this Agreement, the Adviser shall have no authority to bind, obligate or represent the Fund.

9.	Term; Termination; Renewal.

This Agreement shall become effective as of the date of its execution, and

(a)
unless otherwise terminated, this Agreement shall continue in effect for two years from the date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the members of the Board of Trustees of the Fund who are not “interested persons” of the Fund or the Adviser, cast in person at a meeting called for the purpose of voting on such approval;

(b)
this Agreement may at any time be terminated on sixty (60) days’ written notice to the Adviser either by vote of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund;

(c)	this Agreement shall automatically terminate in the event of its assignment; and
(d)	this Agreement may be terminated by the Adviser on ninety (90) days’ written notice to the Fund.

Termination of this Agreement pursuant to this Section 9 shall be without the payment of any penalty. For purposes of this Section 9, the terms “assignment,” “interested persons,” and “vote of a majority of the outstanding voting securities” shall have their respective meanings defined in the Investment Company Act, as it may be interpreted from time to time by the Securities and Exchange Commission or its staff and subject to such exemptions or no-action positions as may be granted by the Securities and Exchange Commission or its staff by any rule, regulation or order. Where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation, interpretation or order of the Securities and Exchange Commission or its staff, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, interpretation or order.

10.	Amendment; Modification; Waiver.

This Agreement shall not be amended, nor shall any provision of this Agreement be considered modified or waived, unless evidenced by a writing signed by the parties hereto, and in compliance with applicable provisions of the Investment Company Act.

11.	Use of the Name “Finite.”

The Fund acknowledges that, as between the it and the Adviser, the Adviser owns and controls the term “Finite.” The Adviser grants to the Fund a royalty-free, non-exclusive license to use the name “Finite” in its name and any domain name used for the Fund for the duration of this Agreement and any extensions or renewals thereof. Such license may, upon termination of this Agreement, be terminated by the Adviser, in which event the Fund shall promptly take whatever action may be necessary (including calling a meeting of the Fund’s Board of Trustees or the Fund’s shareholders) to change its name and to discontinue any further use of the name “Finite” in the name of the Fund or otherwise. The name “Finite” may be used or licensed by the Adviser in connection with any of its activities, or licensed by the Adviser to any other party.

12.	Notices.

Except as otherwise provided herein, all communications hereunder shall be in writing and shall be delivered by mail, hand delivery or courier, or sent by telecopier or electronically to the requisite party, at its address as specified by such party.

13.	Governing Law.

This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware which are applicable to contracts made and entirely to be performed therein, without regard to the place of performance hereunder.

14.	Fund Obligations.

This Agreement is executed on behalf of the Fund by an officer, and the obligations created hereby are not binding on any of the shareholders, Trustees, employees, or agents, whether past, present, or future, of the Fund individually, but bind only the assets and property of the Fund. The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Fund's Declaration of Trust and agrees that the obligations assumed by the Fund pursuant to this Agreement shall be limited in all cases to the Fund and its assets, and the Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund. In addition, the Adviser shall not seek satisfaction of any such obligations from the Trustees or any individual Trustee. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Declaration of Trust or its By-Laws or any applicable law, regulation or order to which it is subject or by which it is bound, or to relieve or deprive the Trustees of the Fund of their responsibility for and control of the conduct of the business and affairs of the Fund.

15.	Counterparts.

This Agreement may be executed in multiple counterparts all of which counterparts together shall constitute one agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

THE FINITE SOLAR FINANCE FUND

By: ________________________________
Name:
Title:

FINITE MANAGEMENT, LLC

By: ________________________________
Name:
Title: